Exhibit 21
UNITED RENTALS, INC. & SUBSIDIARIES
The entities that are indented are subsidiaries of the entity under which they are indented. Except as otherwise indicated, 100 percent of the voting equity of each of the subsidiaries listed below is owned by its parent.

Name of Company	Jurisdiction of Incorporation

UNITED RENTALS, INC. (f/k/a United Rentals Holdings, Inc.)	Delaware

A. United Rentals (North America), Inc. (f/k/a UR Merger Sub Corporation)	Delaware

1. United Rentals Highway Technologies Gulf, LLC (f/k/a United Rentals Highway Technologies Gulf, Inc.)	Delaware

(a) United Rentals of Canada, Inc.	Ontario

2. United Rentals (Delaware), Inc.	Delaware

3. United Rentals Realty, LLC (United Rentals (North America), Inc. is the sole member and United Rentals, Inc. is the manager)	Delaware

4. United Rentals Receivables LLC II (United Rentals (North America), Inc. is the sole member and United Rentals, Inc. is the manager)	Delaware

5. United Rentals International B.V. (d/b/a BakerCorp, a United Rentals Company)	Netherlands

(a) United Rentals UK Limited (d/b/a BakerCorp, a United Rentals Company)	United Kingdom

(b) United Rentals S.A.S. (d/b/a BakerCorp, a United Rentals Company)	France

(c) United Rentals B.V. (d/b/a BakerCorp, a United Rentals Company)	Netherlands

(d) United Rentals Management GmbH (d/b/a BakerCorp, a United Rentals Company)	Germany

6. URVI, Inc.	Virgin Islands

7. United Rentals PR, Inc.	Puerto Rico